    Exhibit 99.1

Hydrofarm Holdings Group Announces Second Quarter 2025 Results
Shoemakersville, PA — August 12, 2025 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its second quarter ended June 30, 2025.
Second Quarter Highlights vs. Prior Year Period:
•Net sales decreased to $39.2 million compared to $54.8 million.
•Gross Profit Margin decreased to 7.1% of net sales compared to 19.8%.
•Adjusted Gross Profit Margin(1) decreased to 19.2% of net sales compared to 24.4%.
•SG&A expense and Adjusted SG&A(1) expense decreased by (13.5)% and (15.7)%, respectively.
•Net loss decreased to $16.9 million compared to $23.5 million.
•Adjusted EBITDA(1) of $(2.3) million compared to $1.7 million.
•Cash from operating activities and Free Cash Flow(1) were $1.7 million and $1.4 million, respectively.
•Initiated restructuring plan to reduce costs and improve efficiency.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
John Lindeman, Chief Executive Officer of Hydrofarm, said, “In the second quarter we delivered nearly 16% of year-over-year Adjusted SG&A expense savings, our 12th consecutive quarter of significant year-over-year expense reductions, which helped generate positive Free Cash Flow of $1.4 million. While our topline was softer than anticipated due to persistent industry headwinds, we did see encouraging performances from certain proprietary brands as well as our international business. As a result of the continued headwinds, we initiated a new restructuring plan designed to further reduce costs by optimizing our product portfolio, with a primary focus on rationalizing underperforming distributed brands, as well as right-sizing our manufacturing and distribution footprint. We expect this plan will result in excess of $3 million in annual cost savings plus additional working capital improvements. We are planning incremental marketing investments in the second half of 2025 to further invigorate the performance of our higher-margin, proprietary brands. We believe these actions collectively position us well to accomplish our strategic priorities to drive high quality revenue streams, improve our profitability, and strengthen our financial position."
Second Quarter 2025 Financial Results
Net sales decreased 28.4% to $39.2 million compared to $54.8 million in the prior year period. This was due to a 27.9% decline in volume/mix of products sold primarily related to industry oversupply and a 0.4% decrease in price. Though the overall industry continues to be pressured, volume/mix declines were most significant in our durable products versus our consumable products within the quarter.
Gross Profit decreased to $2.8 million, or 7.1% of net sales, compared to $10.9 million, or 19.8% of net sales, in the prior year period. Gross profit was impacted by non-cash restructuring costs of $3.3 million in the second quarter of 2025. Adjusted Gross Profit(1) decreased to $7.5 million, or 19.2% of net sales, compared to $13.3 million, or 24.4% of net sales, in the prior year period. The decreases in Gross Profit, Adjusted Gross Profit(1), Gross Profit Margin, and Adjusted Gross Profit Margin(1) were primarily due to lower net sales and a decline in proprietary brand sales mix. The decline in proprietary brand mix was primarily due to the performance in several durable lighting and equipment products.

Selling, general and administrative (“SG&A”) expense improved to $16.1 million, compared to $18.7 million in the prior year period, and Adjusted SG&A(1) expense improved to $9.8 million compared to $11.6 million in the prior year period. The reductions were mainly due to decreases in compensation costs from lower headcount and performance bonus, insurance expenses, and facility costs, primarily driven by the Company's restructuring actions and related cost-saving initiatives.
Net loss was $16.9 million, or $(3.63) per diluted share, compared to net loss of $23.5 million, or $(5.10) per diluted share in the prior year period. Net loss was negatively impacted by lower sales and gross profit margin, partially offset by current year SG&A expense reductions. In addition, the prior year period was impacted by a loss recorded on the IGE Asset Sale.
Adjusted EBITDA(1) decreased to $(2.3) million, compared to $1.7 million in the prior year period. The reduction was related to lower net sales and lower Adjusted Gross Profit Margin(1), partially offset by Adjusted SG&A(1) expense reductions.
Restructuring Plan
The Company initiated a restructuring plan in the second quarter of 2025 to narrow its product portfolio and operational footprint, reduce costs and improve efficiency. The Company incurred estimated restructuring costs of $3.3 million during the second quarter of 2025 which were primarily associated with non-cash inventory write-downs. The restructuring plan is expected to result in estimated annual cost savings in excess of $3 million plus incremental working capital reductions.
Balance Sheet, Liquidity and Cash Flow
As of June 30, 2025, the Company had $11.0 million in cash and approximately $9 million of available borrowing capacity on its Revolving Credit Facility. The Company made a $4.5 million prepayment on its Term Loan and ended the second quarter with $114.5 million in principal balance outstanding, $8.1 million in finance leases, and $0.1 million in other debt outstanding. During 2025 and 2024, the Company maintained a zero balance on its Revolving Credit Facility. As of June 30, 2025, the Company was in compliance with debt covenants under its Revolving Credit Facility and Term Loan. As previously disclosed, on May 9, 2025, the Company entered into a seventh amendment to its Revolving Credit Facility to extend the maturity date to June 30, 2027 and reduce the maximum commitment amount to $22 million.
Cash from operating activities was $1.7 million and the Company invested $0.3 million in capital expenditures, yielding Free Cash Flow(1) of $1.4 million during the three months ended June 30, 2025. Working capital benefits led to a sequential improvement in Free Cash Flow(1) in the second quarter of 2025.
Reaffirms Full Year 2025 Expectations
The Company is reaffirming the following expectations for fiscal year 2025:
•Improved year-over-year Adjusted Gross Profit Margin(1) resulting primarily from an expectation of (i) a higher full year proprietary brand sales mix, (ii) continued benefit from cost savings associated with prior year restructuring and related productivity initiatives, (iii) incremental cost savings expected in the second half of 2025 related to the new restructuring and related cost savings initiatives, and (iv) minimal non-restructuring inventory reserves or related charges.
•Reduced year-over-year Adjusted SG&A(1) expense resulting from a full year benefit of reductions completed in 2024 as well as incremental expense savings expected in the second half of 2025 related to the new restructuring and cost savings initiatives, including compensation savings, and further reductions in professional and outside service fees, facilities and insurance expense.
•Reduction in inventory and positive free cash flow for the final nine months of 2025.
•High tariffs on imported products from China or other countries, or new tariffs from other countries, could impact the cost of certain products and may negatively impact the Company's 2025 financial performance.

•Capital expenditures of less than $2 million for full year 2025.
Hydrofarm remains committed to its strategic priorities: drive diverse high-quality revenue streams, improve profit margins and strengthen financial position.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
Conference Call and Presentation
The Company will host a conference call to discuss financial results for the second quarter 2025 today at 8:30 a.m. Eastern Time. John Lindeman, Chief Executive Officer, and Kevin O'Brien, Chief Financial Officer, will host the call. An earnings presentation is also available for reference on the Hydrofarm investor relations website.
The conference call can be accessed live over the phone by dialing 1-800-445-7795 and entering the conference ID: HYFMQ2. The conference call will also be webcast live and archived on the Company's investor relations website at https://investors.hydrofarm.com/ under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, grow media and nutrients, as well as a broad portfolio of innovative proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which the Company operates has been substantially adversely impacted by conditions of the agricultural and cannabis industries, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, the Company could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, the Company may face liquidity challenges; The Company’s Revolving Credit Facility and future debt facilities may limit the operation of the Company’s business including restricting its ability to sell products directly to the cannabis industry; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; Increased prices and inflation could adversely impact the Company's performance and financial results; Global political and economic conditions including the imposition of potential tariffs could increase the costs of the Company's products and adversely impact the competitiveness of the Company's products and the Company's financial results; The Company may be unable to meet the continued listing standards of Nasdaq; The Company's restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions which may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices, climate change, and other factors impacting growers; Compliance with government laws and regulations including environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments except as otherwise required by law.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net sales	$39,245	$54,793	$79,779	$108,965
Cost of goods sold	36,451	43,942	70,108	87,189
Gross profit	2,794	10,851	9,671	21,776
Operating expenses:
Selling, general and administrative	16,140	18,659	34,003	38,280
Loss on asset disposition	—	11,520	—	11,520
Loss from operations	(13,346)	(19,328)	(24,332)	(28,024)
Interest expense	(3,391)	(3,811)	(6,768)	(7,742)
Other (expense) income, net	(222)	79	(162)	294
Loss before tax	(16,959)	(23,060)	(31,262)	(35,472)
Income tax benefit (expense)	98	(390)	16	(586)
Net loss	$(16,861)	$(23,450)	$(31,246)	$(36,058)

Net loss per share(1):
Basic	$(3.63)	$(5.10)	$(6.75)	$(7.86)
Diluted	$(3.63)	$(5.10)	$(6.75)	$(7.86)
Weighted-average shares of common stock outstanding(1):
Basic	4,646,096	4,597,720	4,630,390	4,589,471
Diluted	4,646,096	4,597,720	4,630,390	4,589,471
(1) Net loss per share and Weighted-average shares of common stock outstanding amounts have been adjusted to give retroactive effect to the 1-for-10 reverse stock split effected on February 12, 2025.

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$10,991	$26,111
Accounts receivable, net	14,304	14,756
Inventories	44,164	50,633
Prepaid expenses and other current assets	3,581	3,712
Total current assets	73,040	95,212
Property, plant and equipment, net	36,246	37,545
Operating lease right-of-use assets	41,852	42,869
Intangible assets, net	237,129	249,002
Other assets	1,608	1,476
Total assets	$389,875	$426,104
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,700	$12,279
Accrued expenses and other current liabilities	8,473	10,647
Deferred revenue	2,097	2,611
Current portion of operating lease liabilities	7,714	7,731
Current portion of finance lease liabilities	466	459
Current portion of long-term debt	29	1,260
Total current liabilities	31,479	34,987
Long-term operating lease liabilities	36,664	37,553
Long-term finance lease liabilities	7,606	7,830
Long-term debt	111,559	114,693
Deferred tax liabilities	2,952	3,047
Other long-term liabilities	4,606	4,272
Total liabilities	194,866	202,382
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 4,659,020 and 4,614,279 shares issued and outstanding at June 30, 2025, and December 31, 2024, respectively)(1)	—	—
Additional paid-in capital	790,825	790,094
Accumulated other comprehensive loss	(7,109)	(8,911)
Accumulated deficit	(588,707)	(557,461)
Total stockholders’ equity	195,009	223,722
Total liabilities and stockholders’ equity	$389,875	$426,104
(1) Shares issued and outstanding have been adjusted to give retroactive effect to the 1-for-10 reverse stock split effected on February 12, 2025.

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$2,794	$10,851	$9,671	$21,776
Depreciation, depletion and amortization	1,416	1,608	2,729	3,257
Restructuring expenses[1]	3,321	890	3,663	981
Adjusted Gross Profit (Non-GAAP)	$7,531	$13,349	$16,063	$26,014

As a percent of net sales:
Gross Profit Margin (GAAP)	7.1%	19.8%	12.1%	20.0%
Adjusted Gross Profit Margin (Non-GAAP)	19.2%	24.4%	20.1%	23.9%

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$16,140	$18,659	$34,003	$38,280
Depreciation, depletion and amortization	5,996	6,168	11,992	12,404
Restructuring expenses[1]	—	37	20	84
Severance and other[2]	45	61	229	195
Stock-based compensation[3]	289	769	764	1,637
Acquisition and integration expenses[4]	7	—	215	—
Adjusted SG&A (Non-GAAP)	$9,803	$11,624	$20,783	$23,960

As a percent of net sales:
SG&A (GAAP)	41.1%	34.1%	42.6%	35.1%
Adjusted SG&A (Non-GAAP)	25.0%	21.2%	26.1%	22.0%

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(16,861)	$(23,450)	$(31,246)	$(36,058)
Interest expense	3,391	3,811	6,768	7,742
Income tax (benefit) expense	(98)	390	(16)	586
Depreciation, depletion and amortization	7,412	7,776	14,721	15,661
Restructuring expenses[1]	3,321	927	3,683	1,065
Severance and other[2]	45	61	229	195
Stock-based compensation[3]	289	769	764	1,637
Acquisition and integration expenses[4]	7	—	215	—
Other expense (income), net[5]	222	(79)	162	(294)
Loss on asset disposition[6]	—	11,520	—	11,520
Adjusted EBITDA (Non-GAAP)	$(2,272)	$1,725	$(4,720)	$2,054

As a percent of net sales:
Net loss (GAAP)	(43.0)%	(42.8)%	(39.2)%	(33.1)%
Adjusted EBITDA (Non-GAAP)	(5.8)%	3.1%	(5.9)%	1.9%

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Reconciliation of Free Cash Flow:
Net cash from (used in) operating activities (GAAP):	$1,716	$3,784	$(10,047)	$1,487
Capital expenditures of Property, plant and equipment (GAAP)	(281)	(368)	(525)	(1,810)
Free Cash Flow (Non-GAAP):	$1,435	$3,416	$(10,572)	$(323)
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three and six months ended June 30, 2025, Restructuring expenses primarily related to non-cash inventory markdowns. For the three and six months ended June 30, 2024, Restructuring expenses primarily related to charges incurred to relocate and terminate certain facilities, and non-cash inventory markdowns associated with manufacturing facility consolidations.
2.For the three and six months ended June 30, 2025, Severance and other charges primarily related to legal costs related to the 1-for-10 reverse stock split effected on February 12, 2025, as well as severance charges. For the six months ended June 30, 2024, Severance and other charges primarily related to estimated legal costs related to certain litigation.
3.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
4.For the three and six months ended June 30, 2025, Acquisition and integration expenses includes consulting, transaction services and legal fees for potential acquisitions, divestitures, or strategic combinations.
5.For the three and six months ended June 30, 2025, Other expense (income), net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses and a loss on debt extinguishment recorded in conjunction with the Term Loan prepayment.
6.Loss on asset disposition for the three and six months ended June 30, 2024, relates to the loss on the sale of assets relating to the production of Innovative Growers Equipment durable equipment products (the "IGE Asset Sale").

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, impairments, severance, loss on asset disposition, other income/expense, net, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as Adjusted EBITDA (as defined above) divided by net sales in the respective period.
We define Adjusted Gross Profit (non-GAAP) as Gross Profit (GAAP) excluding depreciation, depletion, and amortization, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities or investing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, if applicable, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities and other debt, less cash, cash equivalents and restricted cash, if applicable.